Exhibit 99.6

Annual Meeting Retirement Savings Plans Confidential Voting Instruction Card

SOLICITED

FOR THE FPL GROUP EMPLOYEE RETIREMENT SAVINGS PLAN OR THE FPL GROUP BARGAINING UNIT EMPLOYEE RETIREMENT SAVINGS PLAN (“PLANS”)

The undersigned participant or beneficiary in the Plans, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plans (the “Trustee”), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock of FPL Group, Inc. (“Common Stock”) that are held by the Trustee, in its capacity as Trustee of the Plans, as of [•], 2006 at the Annual Meeting of Shareholders of FPL Group, Inc. to be held on [•], 2006 and at any adjournment or postponement thereof. You understand that you have this right because the Plans deem you to be a “named fiduciary” of the shares allocated to your account for voting purposes. As a named fiduciary, the law gives you the right to direct the Trustee how to vote the shares allocated to your FPL Group Stock Fund and FPL Group Leveraged ESOP Fund accounts, and requires the Trustee to follow your directions except in limited circumstances. As a named fiduciary, you, and not the Trustee, will be responsible for the consequences of the voting directions that you give. As to the proposals listed on the reverse side, which are more particularly described in the Joint Proxy Statement/Prospectus dated [•], 2006, the voting instructions on this Confidential Voting Instruction Card will instruct the Trustee how to vote the number of shares of Common Stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. Your instructions will also determine the vote on a proportionate number of the Leveraged ESOP shares which are held in the Plans but not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest will not be voted, but your proportionate share of the unallocated Leveraged ESOP shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.

This Confidential Voting Instruction Card when properly executed will be voted in the manner directed by the undersigned shareholder. If the card is returned but no direction is made, this Confidential Voting Instruction Card will be voted FOR proposal 1, FOR all nominees listed in proposal 2 and FOR proposal 3.

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Admission Ticket

Admission: This ticket, along with a form of personal identification, admits the named shareholder(s) and one guest.

Security: For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.

FPL Group, Inc.’s 2006 Annual Meeting of Shareholders will be held at 10:00 A.M. Eastern Time on [•], [•], 2006 at the [•]. If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call the Coordinator, Shareholder Services at 561-694-4694.

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Confidential Voting Instruction Card - FPL Group, Inc.

SEE BELOW FOR INSTRUCTIONS ON SUBMITTING YOUR PROXY BY TELEPHONE OR INTERNET.

A Approval of Agreement and Plan of Merger dated December 18, 2005, among Constellation Energy Group, Inc., CF Merger Corporation and FPL Group, Inc.

The Board of Directors recommends a vote FOR proposal 1.

	For	Against	Abstain
1. Proposal to approve the Agreement and Plan of Merger dated December 18, 2005, among Constellation Energy Group, Inc., CF Merger Corporation and FPL Group, Inc.	☐	☐	☐

B Election of Directors

2.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold

01— Sherry S. Barrat	☐	☐	05—J. Brian Ferguson	☐	☐	09—Hansel E. Tookes, II	☐	☐

02— Robert M. Beall, II	☐	☐	06—Lewis Hay, III	☐	☐	10—Paul R. Tregurtha	☐	☐

03— J. Hyatt Brown	☐	☐	07—Rudy E. Schupp	☐	☐

04— James L. Camaren	☐	☐	08—Michael H. Thaman	☐	☐

C Ratification of Appointment of Deloitte & Touche as Independent Registered Public Accounting Firm for the Year 2006

The	Board of Directors recommends a vote FOR proposal 3.

	For	Against	Abstain
3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2006.	☐	☐	☐

Mark here if you plan to attend the meeting.	☐
In its discretion, the Trustee is authorized to vote upon such other business, including adjournment or postponement of the annual meeting, as may properly come before the annual meeting or any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the Trustee.

D Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this Confidential Voting Instruction Card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
☐☐ / ☐☐ / ☐☐☐☐
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Instructions on Providing your Confidential Voting Instructions to the Trustee by Telephone or Internet

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you submit your confidential voting instructions as soon as possible using one of three convenient methods: the phone, the Internet or by signing and returning your confidential voting instruction card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the Confidential Voting Instruction Card.

You can submit your confidential voting instruction by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your Confidential Voting Instruction Card, you may choose one of the two methods outlined below to submit your confidential voting instructions.

To submit your confidential voting instructions using the Telephone (available only within U.S. and Canada)	To submit your confidential voting instructions using the Internet

• Call toll free 1-866-396-1522 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY/FPL

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

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If you submit your confidential voting instructions by telephone or the Internet, please DO NOT mail back this Confidential Voting Instruction Card.

Confidential voting instructions submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on [•], 2006. THANK YOU